SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

January 10, 2013
Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600
Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 1.01- Entry into a Material Definitive Agreement

On January 10, 2013, HOMI Industries Ltd (“HOMI Industries”), which is a wholly owned subsidiary of HOMI, entered into a new loan agreement (the “Loan Agreement”) with D.A.C. Consulting (“DAC”), which is a private business, registered in Israel, owned and managed by Daniel Cohen, who holds office as President and Director of HOMI and is also a shareholder in HOMI.

The Loan Agreement is based on a business model which HOMI has described in previous filings, known as HOMI’s “new business model”. The Loan Agreement is in substantially the same form as has been used for multiple loan agreements of this kind, which HOMI Industries has entered into with non-affiliated and affiliated parties, since 2009.

Pursuant to the Loan agreement, DAC agreed to loan $45,500 to HOMI Industries.

As security and collateral for repayment of the Loan, HOMI Industries will encumber in DAC’s favor a computerized minibar system, including 91 HOMI® 330 computerized minibars, a central unit and a license to HOMI® software (the “Minibar System”), which HOMI Israel Ltd (“HOMI Israel”) – which is under common control as HOMI Industries – has installed at the Indigo Hotel Ramat Gan, Israel (the “Hotel”) and operates for the Hotel under an outsource operation agreement which HOMI Israel signed with the Hotel (the “Outsource Operation”).

HOMI Industries will make monthly payments to DAC towards repayment of the Loan. These payments (“Monthly Repayments”) will not be in a fixed amount. The amount of each Monthly Repayment will be computed on the basis of HOMI Israel’s revenues from the Outsource Operation. HOMI Israel shall invoice the Hotel for the full amount of the net revenues from the Outsource Operation (“Net Revenues”).  From the sum equal to the Net Revenues, HOMI Industries will deduct (a) the cost of goods to be sold in the minibars; (b) labor costs; (c) a maintenance fee of $0.06 per minibar per day; and (d) a management fee of 8% of Net Revenues (collectively, “Operational Payments”).

Until completion of the first 9 years of the Loan Agreement (the “Milestone”), on a monthly basis, if Net Revenues, as collected by HOMI Israel, exceed Operational Payments by at least $1,137.50, then the amount of the Monthly Repayment which HOMI Industries will pay to DAC shall be equal to 60% of all such excess; if Net Revenues from Hotel, as collected by HOMI Israel, exceed Operational Payments by more $682.50 but less than $1,137.50 then the amount of the Monthly Repayment which HOMI Industries will pay to DAC shall be exactly $682.50; if Net Revenues from Hotel, as collected by HOMI Israel, exceed Operational Payments by less than $682.50, then the amount of the Monthly Repayment which HOMI Industries will pay to DAC shall be a sum equal to 100% of all such excess; and if Net Revenues from Hotel, as collected by HOMI Israel, do not exceed Operational Payments, then no Monthly Repayment will be made to DAC for that month.

Once the Milestone has been reached, each Monthly Payment will be in an amount equal to 60% of the sum, if any, by which Net Revenues, as collected by HOMI Israel, exceeded Operational Payments, for that month.

HOMI Industries shall continue to effect the Monthly Payments to DAC for as long as the Outsource Operation continues in respect of the Minibar System. If and when the aggregate total of such Monthly Repayments exceeds the principal of the Loan, such repayments shall be deemed interest on the Loan, up to and including a sum equivalent to annual interest of 8%, and thereafter will be deemed additional interest on the Loan.

If the Outsource Operation is terminated prior to the Milestone being reached, and the minibar system is removed from the hotel, HOMI Industries will, at its own cost, have the Minibar System reinstalled in another hotel with similar revenue earning capacity as the Hotel within six months.  In the event HOMI Industries does not have the Minibar System placed in another similar hotel within six months of termination of its outsource agreement, HOMI Industries shall transfer the encumbrance to a similar minibar system owned by HOMI Industries, instead of the initial Minibar System, and Monthly Repayments will be computed in relation to the replacement minibar system.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

10.1	Loan Agreement by and between HOMI and DAC, dated January 10, 2013

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

January 10, 2013		Hotel Outsource Management International, Inc.

	By:	/s/ Jacob Ronnel
	Name:	Jacob Ronnel
	Title:	Chief Executive Officer